HINTO ENERGY, INC.
                    Acquires oil wells and leases in Montana

DENVER, CO, July 16, 2013, HINTO ENERGY, INC. (OTCQB: HENI) announced the acquisition of a 95% working interest in a 6 wells and approximately 1,160 gross leased acres in the Mason Lakes oil field in Musselshell, Montana.

George Harris, the Company's Chief Executive Officer, remarked, "We are extremely pleased to acquire these wells and oil leases in Montana. Source, injection and production wells are in place and we expect to rework the field and begin production during the third quarter. We believe the combination of recoverable oil and current oil prices make this a very attractive acquisition."

In addition to existing production and rework opportunities, the Company believes the leases acquired provide significant potential for drilling additional oil wells. The Company is continuing to evaluate opportunities to expand its lease holdings in the Musselshell county area.

Hinto Energy, Inc. engages in the exploration, acquisition, and development of oil and gas properties. The company was formerly known as Garner Investments, Inc. and changed its name to Hinto Energy, Inc. in September 2011. The company is based in Arvada, Colorado.

Notice Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact Information:

Hinto Energy, Inc.
Gary Herick, Vice President - Finance
7609 Ralston Road
Arvada, CO 80002
(303) 647-4850
www.hintoenergy.com